Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EMCORE Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 333-171929, 333-175777, 333-160368, 333-37306, 333-60816, 333-118076, 333-132317, 333-160360, 333-132318, 333-159769, 333-27507, 333-36445, 333-118074, 333-39547 and 333-45827 on Form S-8, Registration Statement No. 333-160437 on Form S-3, and Registration Statements Nos. 333-176797 and 333-175776 on Form S-1 of EMCORE Corporation of our report dated December 29, 2009  (January 10, 2011 as to the effects of correcting the 2009 financial statements described in Note 2), relating to the 2009 consolidated financial statements of EMCORE Corporation and subsidiaries appearing in this Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2011.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Dallas, Texas
December 29, 2011